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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ________)


                                    C3, INC.
                                ----------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                   22942P 10 9
                                 --------------
                                 (CUSIP Number)






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                                                         -----------------------
                                                         CUSIP NO.   22942P 10 9
                                                         -----------------------



--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         C. Eric Hunter
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [  ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES                   1,054,626 shares
     BENEFICIALLY           ----------------------------------------------------
       OWNED BY             6    SHARED VOTING POWER
         EACH
       REPORTING                 2,000 shares
        PERSON              ----------------------------------------------------
         WITH               7    SOLE DISPOSITIVE POWER

                                 1,054,626 shares
                            ----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                 2,000 shares
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,056,626 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         15.2%
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  12     TYPE OF REPORTING PERSON

         IN
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ITEM 1.

         (a)  Name of Issuer: C3, Inc.

         (b)  Address of Issuer's Principal Executive Offices or, if none,
              Residence:

                             3800 Gateway Boulevard
                             Suite 310
                             Morrisville, NC 27560

ITEM 2.

         (a)  Name of Person Filing:   C. Eric Hunter

         (b)  Address of Principal Business Office or, if None, Residence:

                             c/o C3, Inc.
                             3800 Gateway Boulevard
                             Suite 310
                             Morrisville, NC 27560

         (c)  Citizenship: United States

         (d)  Title of Class of Securities: Common Stock, no par value

         (e)  CUSIP Number: 22942P 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or Dealer registered under Section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G)
         (h) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)


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ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned: 1,056,626 shares

         (b)  Percent of Class:   15.2%

         (c)  Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 1,054,626 shares

                  (ii) shared power to vote or to direct the vote: 2,000 shares

                  (iii) sole power to dispose or to direct the disposition of:
                        1,054,626 shares

                  (iv) shared power to dispose or to direct the disposition of:
                       2,000 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

ITEM 10.  CERTIFICATION

      Not Applicable



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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1998

                                                        /s/ C. Eric Hunter
                                                        ------------------------
                                                        C. Eric Hunter





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